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                                                  Exhibit B.9.a


                    ARTICLES OF ORGANIZATION


                           ARTICLE I
                           ----------

The name of the corporation is NEES Communications. Inc.


                           ARTICLE II
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To provide telecommunications services, information services, other services or products subject to the jurisdiction of the Federal Communications Commission, or products or services that are related or incidental thereto.

To have as additional purposes all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such purpose shall include any activity inconsistent with law.


                           ARTICLE III
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The number of shares of capital stock that the corporation is authorized to issue is 10,000 having a par value of $1.00 per share.

                            ARTICLE IV
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Not more than one type, class or series is authorized.


                            ARTICLE V
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No restrictions are imposed by the Articles of Organization upon the transfer of stock of any class.


                            ARTICLE VI
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A.   Meetings of the stockholders of the corporation may be held anywhere in the United States.

B.   The corporation may carry out any or all of the purposes referred to in
     Article II in whole or in part through one or more subsidiaries.

C. The corporation may carry out any actions referred to in Article II to the same extent as might an individual, whether as principal, agent, contractor, or otherwise, and either alone or in conjunction or as a joint venture or other arrangement with any corporation, association, trust, firm, or individual.

D. The corporation may participate with others, as a general or limited partner, in any business enterprise for any of the purposes which the corporation would have the power to conduct by itself.

E. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except with respect to any matter as to which such liability shall have been imposed (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one
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     or sixty-two of chapter one hundred and fifty-six B of the General Laws of Massachusetts, or (iv) for any transaction for which the director derived an improper personal benefit.

     The corporation shall indemnify each of its directors and officers against any loss, liability or expense, including amounts paid in satisfaction or judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by him in connection with the defense or disposition of any action, suite or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been an director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or, to the extent that such matter relates to service with respect to any employee benefit plan, as in the best interests of the participants of beneficiaries of such plan. As to any matter disposed of by a compromise payment by a director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, if no change in control has occurred (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or (c) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested director or officer or, if a change in control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

     In discharging his duties any such director or officer, when acting in good faith, shall be fully protected in relying upon the books of account of the corporation or of another organization in which he serves as contemplated by this Article, reports made to the corporation or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the board of directors of the corporation or similar governing body of such other organization, or upon other records of the corporation or of such other organization.

     No director or officer shall be liable for any act, omission, step or conduct taken or had in good faith, which (whether by condition or otherwise) is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Telecommunications Act of 1996, the Communications Act of 1934, or any other Federal statute or any state statute regulating the corporation or a subsidiary, if any, by reason of their being subsidiaries of public utility companies or public utility holding companies or by reason of their activities as such, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not begin applicable to the particular class of plaintiff, each such director and officer shall be reimbursed for, or indemnified against, all loss, liability and expense incurred by him or imposed on him, in connection with, or arising out of, any such action, suite or proceeding based on any act, omission, step or conduct taken or had in good faith as in this Article described; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall
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     be provided unless such compromise shall be approved as in the best interest of the corporation as heretofore provided in this Article.
     Such loss, liability and expense shall include, but shall not be limited to, judgments, court costs and attorneys' fees.

     Expenses incurred with respect to the defense or disposition of any action, suite or proceeding heretofore referred to in this Article shall be advanced by the corporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification, which undertaking shall be accepted without reference to the financial ability of the recipient to make such repayment. If in an action, suit or proceeding brought by or in right of the corporation, a director is held not liable, whether because relieved of liability under the first paragraph of this Article or otherwise, he shall be deemed to have been entitled to indemnification for expenses incurred in defense of said action, suit or proceeding.

     As used in this Article:

     (i) The term "officer" includes (a) persons who serve at the request of the corporation as directors, officers, or trustees of another organization and (b) employees of the corporation and its affiliates who serve in any capacity with respect to benefit plans for the corporation's employees.

     (ii) An "interested" director or officer is one against who in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending.

     (iii) A "change in control" occurs when: (a) any individual, corporation, association, partnership, joint venture, trust or other entity or association thereof acting in concert (excluding any employee benefit plan, dividend reinvestment plan or similar plan of the corporation, or any trustee thereof acting in such capacity) acquires more than 20% of the corporation's outstanding stock having general voting rights or more than 20% of the common shares of any entity owning more than 50% of the corporation's outstanding stock having general voting rights, whether in whole or in part, by means of an offer made publicly to the holders of all or substantially all of such outstanding stock or shares to acquire stock or shares for cash, other property, or a combination thereof or by any other means, unless the transaction is consented to by vote of a majority of the continuing directors; or (b) continuing directors cease to constitute a majority of the board.

     (iv) The term "continuing director" shall mean any director of the corporation who (a) was a member of the initial board of directors of the corporation as voted by the incorporators of the corporation, or (b) was recommended for his initial term of office by a majority of continuing directors in office at the time of such recommendation.

     Nothing contained in this Article shall (I) limit the power of the corporation to indemnify employees and agents of the corporation of its subsidiaries other than directors and officers on any terms it deems appropriate not prohibited by law, (ii) limit the power of the corporation to indemnify directors and officers for expenses incurred in suits, actions, or other proceedings initiated by such director or officer or (iii) affect any rights to indemnification to which corporation personnel other than directors and officers may be entitled by contract or otherwise. The rights provided in this Article shall not be exclusive of or affect any other right to which any director or officer may be entitled and such rights shall inure to the benefit of its or his successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement allowable under the laws of The Commonwealth of Massachusetts.

     No amendment to or repeal of this Article shall apply to or have any effect upon the liability, exoneration or indemnification of any director or officer for or with respect to any acts or omissions of the director or officer occurring prior to such amendment or repeal.
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F.   The by-laws may be amended, altered or repealed at any meeting of the stockholders (or, prior to the issue of the initial capital stock, at any meeting of the incorporators), provided notice of the proposed amendment, alteration or repeal is given in the notice of said meeting. They may also be altered, amended or repealed by vote of a majority of the directors then in office, except that the directors shall not take any action which provides for indemnification of directors nor any action to amend Article IX of the by-laws, and except that the directors shall not take any action unless permitted by law.

     Any by-law so altered, amended or repealed by the directors may be further altered or amended or reinstated by the stockholders in the above manner.

                          ARTICLE VII
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The effective date of organization of the corporation is August 2, 1996.

                          ARTICLE VIII
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The post office address of the corporation in Massachusetts is:
25 Research Drive, Westborough, MA 01582


Officers       Name                     Residence
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President      David L. Holt            6 Glen Court
                                        Sutton, MA 01590

Treasurer      John G. Cochrane              8 Captain Thomson Lane
                                        Hingham, MA 02043

Clerk               Robert J. Brill               149C Beaman Road
                                        Princeton, MA 01541

Directors

Name                          Residence
----                          ---------

Joan T. Bok                        53 Pickney Street
                              Boston, MA 02114

John W. Rowe                  929 Salem End Road
                              Framingham, MA 01701

Jeffrey D. Tranen                  12 Whitridge Road
                              South Natick, MA 01760

Alfred D. Houston                  19 Tanglewood Road
                              Wellesley, MA 02181

Cheryl A. LaFleur                  2 Lilac Circle
                              Wellesley, MA 02181

John H. Dickson                    17 Dunster Street
                              Needham, MA 02191

David L. Holt                 6 Glen Court
                              Sutton, MA 01590

The fiscal year of the corporation shall end on the last day of the month of December.

The name and business address of the Registered Agent of the corporation, if any, is: None.
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                            ARTICLE IX
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By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 1st day of August 1996.



_______________________                 _________________________
Kirk L. Ramsauer                        Robert J. Brill
25 Research Drive                       25 Research Drive
Westborough, MA 01582                   Westborough, MA 01582